Exhibit 99.1

Media Contact:	Addy Apesos
Rollins Inc.
404.888.2318

Orkin Establishes International Franchises in Erbil, Iraq and Trinidad and Tobago

ATLANTA, August 26, 2013 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established two international franchises: one in Erbil, Iraq and one in Trinidad and Tobago.

Both Orkin Erbil and Orkin Trinidad and Tobago will offer commercial and residential pest control and termite control services.

“Orkin continues to expand internationally,” said Tom Luczynski, group vice president of Orkin international development and franchising. “We are pleased to expand our presence in the Middle East and the Caribbean and to bring Orkin’s quality services to the customers in Erbil and Trinidad.”

The owners of both locations will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center later this year.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods.  The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control and Trutech LLC, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

###

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE